Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 2, 2015	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS REGULAR SEMI-ANNUAL CASH DIVIDEND
AND AUTHORIZES $25 MILLION FOR STOCK REPURCHASE

TULSA, OK, November 2, 2015 - AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors declared a regular semi-annual cash dividend of $0.11 per share on October 29, 2015. The dividend will be payable December 23, 2015, to stockholders of record as of the close of business on December 2, 2015.

The Board also authorized $25 million for use under the Company’s stock buyback program. Under the terms of the stock buyback program, the Company will repurchase shares from time to time in the open market or through privately negotiated transactions at prevailing market prices, depending on market conditions. Repurchased shares will be restored to the status of authorized but unissued stock.

Norman H. Asbjornson, AAON President and CEO, said, “We are pleased our strong capital position and significant free cash flow continues to allow us to return value to our stockholders through cash dividends and share repurchases.”

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.